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WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO International, Inc. Announces Intention to Redeem 7.5% Senior Subordinated Notes Due 2017

Pittsburgh, November 29, 2012/PRNewswire/ -- WESCO International, Inc. (NYSE: WCC), a leading provider of electrical and industrial MRO products, construction materials, and advanced integrated supply procurement outsourcing services, today announced that its wholly-owned subsidiary, WESCO Distribution, Inc. intends to redeem its 7.5% Senior Subordinated Notes due 2017 (the “Notes”) in conjunction with its planned financing transactions to fund the previously-announced acquisition of EECOL Electric Corp.  WESCO Distribution, Inc. expects to issue a redemption notice in accordance with the terms of the indenture governing the Notes, and this statement of intention is not a notice of redemption.
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About WESCO
WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating ("MRO") and original equipment manufacturers ("OEM") product, construction materials, and advanced supply chain management and logistic services. 2011 annual sales were approximately $6.1 billion. The Company employs approximately 7,500 people, maintains relationships with over 18,000 suppliers, and serves over 65,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers and utilities. WESCO operates eight fully automated distribution centers and approximately 400 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

The matters discussed herein may contain forward-looking statements, including statements regarding whether and when the acquisition is expected to be consummated, that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations, including risks related to the acquisition, financing, and integration of EECOL, results of the review of the proposed transaction by regulatory authorities, satisfaction of various other conditions to closing contemplated by the agreement, debt levels, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as well as the Company's other reports filed with the Securities and Exchange Commission.

Contact: Daniel A. Brailer, Vice President, Investor Relations & Corporate Affairs
WESCO International, Inc. (412) 454-2200, Fax: (412) 222-7566
http://www.wesco.com